Exhibit 21.1

SUBSIDIARIES

The following is a list of all subsidiaries of Trico Marine Services, Inc. (the “Parent”):

Company	Direct Ownership and Percentage Ownership	Jurisdiction of Organization
Trico Marine Assets, Inc.	100% owned by Parent	Delaware

Trico Marine Operators, Inc.	100% owned by Parent	Louisiana

Trico Marine International, Ltd.	100% owned by Parent	Cayman Islands

Trico Marine International Holdings B.V.	100% owned by Parent	Netherlands

Trico Marine International, Inc.	100% owned by Trico Marine Assets, Inc.	Louisiana

Trico Supply AS	100% owned by Parent	Norway

Trico Shipping AS	100% owned by Trico Supply ASA	Norway

Trico Supply (UK) Limited	100% owned by Trico Supply ASA	England and Wales

Albyn Marine Limited	100% owned by Trico Supply (UK) Limited	Scotland

Trico Servicos Maritimos Ltda.	85.16% owned by Parent and 14.84% owned by Trico Marine Operators, Inc.	Brazil

Coastal Inland Marine Services Ltd.	99.99% owned by Parent and 0.01 % owned by directors	Nigeria

Servicios de Apoyo Maritimo de Mexico, S. de R.L. de CV.	99.97% owned by Parent and 0.03% owned by Trico Marine Operators, Inc.	Mexico

Naviera Mexicana de Servicios, S. de R.L de CV.	51% owned by Compania Maritima Mexicana de Servicios de Apoya a la Investigacion Cientifica, S.A. de C.V. and 49% owned by Trico Marine Operators, Inc.	Mexico